Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-195042) of Reven Housing REIT, Inc. (the “Company”) of our report dated March 30, 2015 with respect to the consolidated financial statements of the Company included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

March 30, 2015